Exhibit 99.1

Mannatech, Inc. Reports Second Quarter 2007

Net Sales up 6.1%, EPS Decrease of 80.6%

Coppell, TX, August 8, 2007 – Mannatech, Inc. (NASDAQ – MTEX) today reported second quarter earnings of $0.06 per diluted share for the three months ended June 30, 2007, down 80.6% from the second quarter, 2006, earnings per diluted share of $0.31. Net income for the second quarter, 2007, declined to $1.5 million, a decrease of 82.3% compared to $8.6 million in the second quarter of 2006. Pretax profit was $2.6 million, a decrease of 80.4% compared to $13.4 million in the same period last year. Additional depreciation expense occurred in the second quarter mainly due to the launch of a new Enterprise Resource Planning Software (GlobalView) system at the beginning of the quarter, which impacted pre-tax earnings by $1.4 million.

Second quarter net sales for 2007 were $111.2 million, an increase of 6.1% compared to $104.8 million in the second quarter of 2006. Strong sales gains in our Asian markets plus increased pack sales driven by the U.S. launch of the Optimal Skin Care System helped account for the sales growth.

Total independent Associate and Member count based on a 12-month trailing period increased to 569,000 for the second quarter of 2007 as compared to 526,000 for the second quarter of 2006. The 8.2% growth resulted from higher retention of continuing independent Associates and Members which were up 61,000, a 19.7% increase compared to the same period last year. This increase was partially offset by an 8.3% decline in new independent Associates and Members on a 12-month trailing basis.

Sam Caster, Chairman of the Board and CEO commented, “On a quarter-to-quarter basis, we added the largest number of new independent Associates and Members since the second quarter of 2006. At the same time, we experienced higher than expected operating expenses due to the integration of our new GlobalView system and upgraded web interface used by Associates. In addition, several other factors contributed to increased operating expenses, including higher commissions and incentives, higher cost of goods sold, and increased legal expenses, leading to a considerable reduction in profit.”

Mr. Caster continued, “We have addressed a number of the issues that arose during the implementation phase of our GlobalView system and web interface, and those systems are now running closer to expectations. However, in addition to continuing higher depreciation, we expect to incur greater than historical expenses at least through the end of 2007, to ensure reaching the system’s full potential.”

Year-to-date sales through June reached $216.0 million, up 6.0% from 2006. Net income for the six-month period was $8.4 million, down 42.0% from last year’s net income of $14.5 million. Diluted earnings per share were $0.31, a decrease of 41.5% versus $0.53 for the six-months ended June 2006.

For geographical purposes, consolidated net sales primarily shipped to customers in these locations were as follows:

Net Sales in Dollars and as a Percentage of Consolidated Net Sales

(In millions, except percentages)

	For the three months ended June 30,
	2006			2007		Dollar change	Percentage change
United States	$70.0		66.8%	$67.2	60.4%	($2.8)	(4.0%)
Canada	7.6		7.3%	8.0	7.2%	0.4	5.3%
Australia	7.5	*	7.2%*	7.7	6.9%	0.2	2.7%
United Kingdom	1.9		1.8%	1.6	1.4%	(0.3)	(15.8%)
Japan	10.9		10.4%	11.4	10.2%	0.5	4.6%
New Zealand	2.2	*	2.0%*	1.9	1.7%	(0.3)	(13.6%)
Republic of Korea	2.3		2.2%	10.4	9.4%	8.1	352.2%
Taiwan	1.0		1.0%	1.4	1.3%	0.4	40.0%
Denmark	0.9		0.9%	0.4	0.4%	(0.5)	(55.6%)
Germany	0.5		0.4%	1.2	1.1%	0.7	140.0%

Totals	$104.8		100%	$111.2	100%	$6.4	6.1%

*	In our second quarter 2006 Form 10-Q filed on August 9, 2006, we originally reported Australia and New Zealand net sales to be $8.9 million and $0.8 million, respectively, which represented 8.5% and 0.7% of total consolidated net sales, respectively. The original calculation included a miscalculation in the allocation between country sales. However, the total consolidated net sales was correctly reported at $104.8 million.

	For the six months ended June 30,
	2006			2007		Dollar change	Percentage change
United States	$137.1		67.3%	$135.8	62.9%	($1.3)	(0.9%)
Canada	14.9		7.3%	14.6	6.8%	(0.3)	(2.0%)
Australia	15.3	*	7.5%*	15.0	6.9%	(0.3)	(2.0%)
United Kingdom	3.8		1.9%	3.3	1.5%	(0.5)	(13.2%)
Japan	20.1		9.9%	21.1	9.8%	1.0	5.0%
New Zealand	4.8	*	2.3%*	3.8	1.7%	(1.0)	(20.8%)
Republic of Korea	3.9		1.9%	16.7	7.7%	12.8	328.2%
Taiwan	1.8		0.9%	2.5	1.2%	0.7	38.9%
Denmark	1.4		0.7%	0.9	0.4%	(0.5)	(35.7%)
Germany	0.6		0.3%	2.3	1.1%	1.7	283.3%

Totals	$203.7		100%	$216.0	100%	$12.3	6.0%

*	In our second quarter 2006 Form 10-Q, filed on August 9, 2006, we originally reported Australia and New Zealand net sales to be $16.8 million and $3.3 million, respectively, which represented 8.2% and 1.6% of total consolidated net sales, respectively. The original calculation included a miscalculation in the allocation between country sales. However, the total consolidated net sales was correctly reported at $203.7 million.

The number of new and continuing independent associates and members who purchased packs during the 12-months ended June 30, 2006 and 2007 were as follows:

	June 30, 2006		June 30, 2007		Number and percentage change
New	217,000	41.3%	199,000	34.9%	(18,000)	(8.3%)
Continuing	309,000	58.7%	370,000	65.1%	61,000	19.7%

Total	526,000	100.0%	569,000	100.0%	43,000	8.2%

Conference Call

Mannatech will hold a quarterly conference call and webcast to discuss this announcement with investors on Thursday, August 9, 2007 at 9:00 a.m. Central Daylight Time, 10:00 a.m. Eastern Daylight Time. Investors may listen to the call by accessing Mannatech’s website at www.mannatech.com.

About Mannatech

Mannatech, Incorporated is a global wellness solutions provider of innovative, high-quality, proprietary nutritional supplements, topical and skin care products, and weight management products sold through independent Associates and Members located in the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, Denmark, and Germany.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “will continue” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the United States Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that the expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the United States Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:

Gary Spinell, Vice President

Investor Relations

972-471-6512

ir@mannatech.com

Corporate website: www.mannatech.com

(Complete quarterly report filed on its Form 10-Q, which is expected to be filed with the Securities & Exchange Commission and published on its corporate website www.mannatech.com on or about May 10, 2007. Unaudited Consolidated Financial Statements to follow)

MANNATECH, INCORPORATED

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2006	June 30, 2007
ASSETS		(unaudited)
Cash and cash equivalents	$45,701	$38,189
Restricted cash	2,251	974
Accounts receivable, net of allowance of $0.2 million in 2006 and $0.4 million in 2007	999	1,047
Income tax receivable	2,155	1,373
Inventories, net	23,923	22,171
Prepaid expenses and other current assets	4,323	7,278
Deferred tax assets	1,478	1,472

Total current assets	80,830	72,504
Long-term investments	25,375	25,375
Property and equipment, net	16,523	44,917
Construction in progress	24,725	1,273
Long-term restricted cash	3,132	6,166
Other assets	1,372	1,247
Long-term deferred tax assets	278	53

Total assets	$152,235	$151,535

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current portion of capital lease	$92	$95
Accounts payable	3,339	3,778
Accrued expenses	26,841	21,468
Commissions and incentives payable	15,511	15,174
Taxes payable	3,556	2,823
Deferred revenue	2,697	3,074

Total current liabilities	52,036	46,412

Capital lease, excluding current portion	349	290
Long-term royalties due to an affiliate	2,879	2,657
Long-term deferred tax liabilities	7,444	7,864
Other long-term liabilities	730	2,285

Total liabilities	63,438	59,508

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $0.01 par value, 1,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $0.0001 par value, 99,000,000 shares authorized, 27,617,081 shares issued and 26,409,987 shares outstanding in 2006 and 27,658,048 shares issued and 26,450,954 shares outstanding in 2007	3	3
Additional paid-in capital	38,941	39,710
Retained earnings	66,393	69,205
Accumulated other comprehensive loss	(1,749)	(2,100)

	103,588	106,818
Less treasury stock, at cost, 1,207,094 shares in 2006 and 2007	(14,791)	(14,791)

Total shareholders’ equity	88,797	92,027

Total liabilities and shareholders’ equity	$152,235	$151,535

MANNATECH, INCORPORATED

CONSOLIDATED STATEMENTS OF OPERATIONS – (UNAUDITED)

(in thousands, except per share information)

	Three months ended June 30,		Six months ended June 30,
	2006	2007	2006	2007
Net sales	$104,771	$111,192	$203,742	$215,992
Cost of sales	14,719	16,003	29,280	30,696
Commissions and incentives	45,998	52,273	91,372	99,226

	60,717	68,276	120,652	129,922

Gross profit	44,054	42,916	83,090	86,070

Operating expenses:
Selling and administrative expenses	18,230	22,270	36,007	41,989
Depreciation and amortization	1,252	2,866	2,250	4,331
Other operating costs	12,417	15,936	23,423	28,085

Total operating expenses	31,899	41,072	61,680	74,405

Income from operations	12,155	1,844	21,410	11,665
Interest income	592	642	1,164	1,288
Other income, net	649	139	135	103

Income before income taxes	13,396	2,625	22,709	13,056
Provision for income taxes	(4,784)	(1,098)	(8,189)	(4,640)

Net income	$8,612	$1,527	$14,520	$8,416

Earnings per share:
Basic	$0.32	$0.06	$0.54	$0.32

Diluted	$0.31	$0.06	$0.53	$0.31

Weighted-average common shares outstanding:
Basic	26,782	26,433	26,773	26,425

Diluted	27,408	26,983	27,400	26,985